Exhibit 10.1

CONSENT AWARD PARTIALLY RESOLVING DAMAGES AND
DEFERRING FURTHER PROCEEDINGS

This Consent Award is made and entered into as of the date set forth on the signature pages hereto by and among Plaintiff Franklin D. Raines, by and through Counsel, and Federal National Mortgage Association (“Fannie Mae”), by and through Counsel. The Parties intend this Consent Award to resolve, discharge and settle all damages issues, fully, finally and forever according to the terms and conditions set forth below, save and except for those issues specifically enumerated below.

WITNESSETH:

WHEREAS, On September 19, 2005, Plaintiff in Franklin D. Raines v. Federal National Mortgage Association, by and through counsel, initiated an arbitration before the American Arbitration Association, Case No. 16 166 00609 05, alleging that Raines was prematurely retired from Fannie Mae on December 21, 2004, rather than June 22, 2005, when Fannie Mae improperly purported unilaterally to waive the requirement contained in section 4.2(b) of Raines’s Employment Agreement that he provide six months’ notice before retiring;

WHEREAS, on April 10, 2006, the Parties convened an evidentiary hearing before Arbitrator Stanley Mazaroff;

WHEREAS, on April 24, 2006, the Arbitrator issued a decision (“the Arbitration Award”) finding that the effective date of Mr. Raines’s retirement was June 22, 2005;

WHEREAS, the Parties have come to an agreement on all damages issues relating to the Arbitration Award save for those specifically enumerated below; and

WHEREAS, the Parties believe that the proper resolution of at least some of these additional damages issues may depend on actions yet to be taken by Fannie Mae;

NOW, THEREFORE, IT IS HEREBY STIPULATED AND AGREED by and between the Parties that, subject to the approval of the Arbitrator, all but certain specified damages issues relating to the Arbitration Award be finally and fully resolved, compromised, discharged and settled under the following terms and conditions:

(1) Within five (5) business days after receiving the Arbitrator’s approval of this Consent Award, Fannie Mae shall direct that funds in the amount of two million, six hundred two thousand, seventeen dollars and thirty-one cents ($2,602,017.31) be disbursed to Mr. Raines, consisting of a payment of two million, seven hundred forty-three thousand, two hundred thirty-six dollars and thirty-nine cents ($2,743,236.39) from his deferred compensation balance and certain other sums, less certain offsetting items. Disbursement shall be made by wire transfer to a United States account identified by Mr. Raines in writing.

(2) The parties shall jointly submit this Consent Award to the Arbitrator for approval within two (2) business days, and each shall make reasonable efforts to gain his approval in a timely manner.

(3) In consideration for the payment referenced in paragraph 1, the Parties agree that all remedies resulting from the Arbitration Award shall be finally and fully resolved, save and except for the following issues:

a.	Whether Mr. Raines is entitled to additional compensation in cash (as “Base Salary”) for the period from December 22, 2004 to June 22, 2005 in an amount up to one hundred thirty-nine thousand, one hundred ten dollars and eighty-five cents ($139,110.85)?

b.	Whether, pursuant to Article 3.2(c) and 5.4 of the Agreement, Mr. Raines is entitled to awards under Fannie Mae’s Annual Incentive Plan for 2004 and 2005?

c.	Whether Mr. Raines is entitled to any additional installments under cycle 17 of Fannie Mae’s Performance Share Plan (“PSP”), the maximum possible number of such shares being delineated in Table 1 hereto?

d.	Whether Mr. Raines is entitled to all or any portion of the maximum shares for which he is eligible under cycles 18-20 of Fannie Mae’s PSP, the maximum possible number of such shares being delineated in Table 1 hereto?

e.	Whether and in what amount Mr. Raines is entitled to shares under Fannie Mae’s PSP for any cycle commencing in 2005?

f.	Whether Mr. Raines is entitled to any additional options pursuant to the Agreement, including pursuant to Article 5.4(a)(iii) of the Agreement?

(4) The Parties agree to notify the Arbitrator within sixty (60) days of the announcement of the results of any accounting restatement by Fannie Mae whether either party believes that further proceedings are necessary, and, if so, a description of what the party or parties believe to be necessary.

(5) At any time prior to sixty (60) days after Fannie Mae publicly announces the results of any accounting restatement for the period including 2001-2005, the Parties may jointly request that the matter be dismissed or that additional adversarial proceedings be convened to resolve any remaining outstanding issues. In the event that the parties have resolved all outstanding disputes within sixty (60) days after the announcement of the results of such accounting restatement, they will inform the arbitrator of such resolution.

PLAINTIFF FRANKLIN D. RAINES	DEFENDANT FANNIE MAE
/s/ Kevin M. Downey	/s/ Brian D. Boyle

Kevin M. Downey, Esq. WILLIAMS & CONNOLLY LLP Counsel for Franklin D. Raines Date: 11/7/06	Brian D. Boyle, Esq. O’MELVENY & MYERS LLP Counsel for Fannie Mae Date: 11/7/06

TABLE 1
Performance Share Plan (“PSP”)

		Maximum PSP
PSP Cycle	Covered Period	Shares Allowable
17	2001-03	69,578

18	2002-04	180,693

19	2003-05	161,258

20	2004-06	149,951